EXHIBIT 8
                                SIDLEY & AUSTIN
                           One First National Plaza
                           Chicago, Illinois  60603
                            Telephone 312 853-7000


                                  [Closing Date]



    Telephone and Data Systems, Inc.
    30 North LaSalle Street
    Suite 4000
    Chicago, Illinois  60602


    Ladies and Gentlemen:

                We have been requested by you render this opinion in connection with a proposed transaction (the "Merger") in which Arvig Acquisition Corporation, a Minnesota corporation ("Merging Corp."), a wholly-owned subsidiary of TDS, will be merged into Arvig Telcom, Inc., a Minnesota corporation ("Arvig"), with the current holders of the outstanding shares of Arvig becoming holders of TDS common stock.

                TDS, Merging Corp., Arvig and certain holders of Arvig stock have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 14, 1993, pursuant to which Merging Corp., a newly organized corporation which is a wholly-owned subsidiary of TDS, will be merged into Arvig. As a result of the Merger, each share of Arvig Class A Voting Stock, $1.00 par value, and Arvig Class B Nonvoting Stock, $1.00 par value, other than such shares held by an Arvig shareholder who dissents from the merger, will be converted into ____ shares of TDS Common Shares, $1.00 par value, and Arvig will become a subsidiary of TDS. The proposed transaction and the Merger Agreement are more fully described in the Registration Statement on Form S-4 (File No. 33-_______) to be filed by TDS with the Securities and Exchange Commission on ____________, 199_, pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). Defined terms not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

                We have reviewed the Registration Statement, the Merger Agreement and such other documents as we have deemed necessary in the preparation of this opinion. In rendering this opinion we have relied upon certain representations made by Arvig and TDS,
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    and we have assumed that (i) the holders, as of December 13, 1993 or as of the Closing Date of at least 80 percent of the outstanding shares of Arvig Voting Stock and the holders, as of such date, of at least 80 percent of the outstanding shares of Arvig Nonvoting Stock will exchange their shares for TDS Common Shares as contemplated in the Registration Statement, (ii) prior to the Closing Date, we will receive evidence satisfactory to us from each non-dissenting Arvig shareholder who, as of the Closing Date, held at least 3 percent of the outstanding Arvig Shares that they have no plan or intention to (A) sell, exchange or otherwise dispose of a significant portion of the TDS Common Shares they are to receive pursuant to the Merger or (B) enter into any transaction whereby the equity risk with respect to a significant portion of such stock is effectively transferred to another party, (iii) the Merger and all other events (other than the Split-off) occur as contemplated in the Registration Statement,
    and (iv) the Split-off does not occur.   Based on the foregoing, we are of
    the opinion that under the Federal income tax law in effect on the date hereof:

                1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

                2) no gain or loss will be recognized by non-dissenting holders of Arvig Shares as a result of the Merger;

                3) no gain or loss will be recognized by non-dissenting holders of Arvig Shares upon the conversion of Arvig Shares into TDS Common Shares in the Merger, except with respect to any cash received in lieu of fractional shares of TDS Common Shares;

                4) the aggregate tax basis of the TDS Common Shares received in the Merger by non-dissenting holders of Arvig Shares will be the same as the basis of the Arvig Shares converted into such TDS Common Shares in the Merger, decreased by the amount of cash received in lieu of fractional shares of TDS Common Shares; and

                5) the holding period of the TDS Common Shares received by a non-dissenting holder of Arvig Shares in the Merger will include the period that such holder held the Arvig Shares exchanged therefor, provided such holder held the Arvig Shares as capital assets within the meaning of
    Section 1221 of the Code on the Closing Date.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons
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    whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              Very truly yours,
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